Delek US Holdings Reports First Quarter 2015 Results

•	Acquisition of 48 percent of Alon USA expected to close as early as May 12

•	Tyler turnaround and expansion project completed bringing system wide crude throughput nameplate capacity to 155,000 barrels per day

•	Expansion and new FCC reactor estimated to add $75 million of annual contribution margin at current market conditions

BRENTWOOD, Tenn.--(BUSINESS WIRE) -- May 5, 2015 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its first quarter ended March 31, 2015. Delek US reported a first quarter net loss of $(16.1) million, or $(0.28) per basic share, versus net income of $33.7 million, or $0.56 per diluted share, in the quarter ended March 31, 2014.

On April 14, 2015, Delek US entered into a definitive stock purchase agreement with Alon Israel Oil Company Ltd. (“Alon Israel”) to acquire approximately 33.7 million shares, or approximately 48 percent of the outstanding shares, of Alon USA Energy, Inc. (NYSE: ALJ) (“Alon USA”) common stock owned by Alon Israel. This transaction, which has received Hart-Scott-Rodino clearance, is expected to close as early as May 12, 2015.

On a year-over-year basis, the change in first quarter 2015 results was mainly attributable to the refining segment. The Tyler, Texas refinery contribution margin declined by $79.1 million year-over-year due to downtime associated with the scheduled turnaround and expansion project. Under current market conditions, the projects at Tyler are expected to generate approximately $75.0 million of incremental annual contribution margin. Performance in the logistics and retail segments improved on a year-over-year basis.

Included in the reported operating income for the first quarter 2015 was $8.3 million of net hedging gains, which included $12.5 million of unrealized losses. Those gains were offset by $20.8 million of higher cost related to inventory adjustments resulting from the changes in crude oil and product prices during the quarter. Also, results included approximately $4.0 million of additional expenses associated with professional fees that were primarily related to acquisition activity during the quarter. Excluding the impact of higher costs associated with net unrealized hedging losses, inventory costs and professional fees, first quarter 2015 after-tax earnings would have been higher by approximately $24.0 million.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "During the first quarter, we completed the turnaround and expansion at our Tyler refinery. While the downtime related to these projects affected our overall performance in the first quarter, we entered the second quarter with both refineries operating near their respective crude throughput capacities."

Yemin concluded, "With the completion of the work at Tyler, we have finished a large capital investment program in our refining segment that included two refinery turnarounds and projects to improve flexibility and increase throughput at both refineries. We continue to take steps to provide growth and create value in our business and we are excited about our agreement to acquire 48 percent of the outstanding common stock of Alon USA. This transaction is an important strategic step in our growth and broadens our geographic diversity. We remain in a strong financial position, and with new opportunities ahead of us, we will continue to focus on growth initiatives, while remaining committed to returning cash to our shareholders."

Tyler Turnaround and Expansion Update

The turnaround, which began on January 23, was completed and the restart process began in late March. During the turnaround, the fluid catalytic cracking reactor was replaced and work related to the expansion of the crude nameplate capacity was completed. This expansion increased the crude throughput capacity by 15,000 barrels per day to 75,000 barrels per day. This expansion project is expected to cost approximately $70.0 million, and through March 31, 2015 total spending on this project was approximately $58.4 million. After the restart, each unit involved in this project has achieved its design throughput rates.

Based on current market conditions, and assuming 15,000 barrels per day of incremental crude throughput, this expansion is expected to generate an annual contribution margin of approximately $65 million. In addition, improved yields from the new fluid catalytic cracking reactor is expected to increase contribution margin by approximately $10 million on an annual basis.

Regular Quarterly Dividend

Delek US announced today that its Board of Directors declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on May 26, 2015 will receive this cash dividend payable on June 16, 2015.

Liquidity

As of March 31, 2015, Delek US had a cash balance of $376.4 million and total debt of $674.2 million, resulting in net debt of $297.8 million. This compares to $145.6 million of net debt at December 31, 2014. As of March 31, 2015, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $316.4 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $376.4 million in cash and $357.8 million of debt, or an $18.6 million net cash position.

Refining Segment

	Three Months Ended March 31,
Contribution Margin	2015	2014
($ in millions)
Refining Segment	$21.9	$100.5
Tyler Refinery	($3.0)	$76.1
El Dorado Refinery	$29.2	$21.8

Refining contribution margin decreased to $21.9 million from $100.5 million in the first quarter 2014. This decline in year-over-year performance can be attributed to several factors. First, the Tyler, Texas refinery underwent a scheduled turnaround and expansion project that lowered performance on a year-over-year basis and had a larger effect on results as compared to a turnaround at the El Dorado refinery in the prior year period. Second, as discussed earlier, results were reduced by higher costs associated with inventory adjustments related to changes in crude oil and product prices during the quarter. Third, a net hedging gain of $8.0 million in the first quarter 2015 was lower than $32.8 million in the prior year period.

The WTI Midland crude discount to WTI Cushing declined on a year-over-year basis, averaging $1.98 per barrel in first quarter 2015 compared to an average of $3.54 per barrel in the prior-year period. This decline in the Midland differential was partially offset by a crude oil futures market that was in contango of $0.68 per barrel in the first quarter 2015 compared to backwardation of $0.16 per barrel in the first quarter 2014. The Gulf Coast 5-3-2 crack spread averaged $14.99 per barrel during the first quarter 2015, which was in line with $15.01 per barrel during first quarter 2014.

Tyler, Texas Refinery

Operating Highlights	Three Months Ended March 31,
	2015	2014
Crude Throughput, bpd	18,574	58,276
Total Throughput, bpd	20,044	66,746
Total Sales Volume, bpd	23,200	66,033

Refining Margin, $/bbl sold	$8.32	$17.46

Direct Operating Expense, $ in millions	$20.4	$27.7
Direct Operating Expense, $/bbl sold	$9.76	$4.65

During the first quarter 2015, the Tyler refinery underwent a scheduled turnaround which lowered performance on a year-over-year basis. Direct operating expense decreased primarily due to downtime related to the turnaround, as well as lower utility and natural gas costs.

El Dorado, Arkansas Refinery

Operating Highlights	Three Months Ended March 31,
	2015	2014
Crude Throughput, bpd	76,695	37,459
Total Throughput, bpd	80,075	44,841
Total Sales Volume, bpd	79,140	58,875

Refining Margin, $/bbl sold	$7.81	$9.59

Direct Operating Expense, $ in millions	$26.5	$29.1
Direct Operating Expense, $/bbl sold	$3.72	$5.49

Total throughput increased year-over-year at the El Dorado refinery as it was able to process additional barrels of light crude compared to the first quarter 2014 when the refinery underwent a scheduled turnaround.

This translated into increased sales volume during the period on a year-over-year basis. In the first quarter 2015, refining margin was reduced by higher costs associated with inventory adjustments and higher renewable fuel costs due to contract prices that were above the market during the period. Direct operating expense decreased year-over-year due to lower chemicals/catalysts and outside services expenses as the refinery operated more efficiently compared to the first quarter 2014.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the minority interests are made on a consolidated basis.

The logistics segment's contribution margin in the first quarter 2015 was $24.3 million compared to $21.8 million in the first quarter 2014. On a year-over-year basis, this increase was due to several factors. First, Delek Logistics’ acquisition of the product terminal and substantially all of the storage tank assets at the El Dorado refinery in February 2014 from a subsidiary of Delek US and the purchase of the assets of Frank Thompson Transport in December 2014 improved performance in the first quarter 2015. Second, new agreements in place on January 1, 2015 increased contribution from the Paline Pipeline. Third, higher volumes on the Lion Pipeline System compared to the first quarter 2014 improved results on a year-over-year basis. These factors more than offset a lower gross margin per barrel in the west Texas wholesale business and lower volumes under the marketing agreement and product terminal supporting the Tyler, Texas refinery that underwent a scheduled turnaround and expansion in the first quarter 2015.

Retail Segment

	Three Months Ended March 31,
Retail Operating Highlights	2015	2014
Contribution margin, $ in millions	$12.3	$5.9
Operating expenses, $ in millions	$32.5	$32.2

Merchandise margin	28.1%	28.4%
Fuel margin, per gallon	$0.163	$0.124

Store count (end of period)	360	361

Retail segment contribution margin increased year-over-year primarily due to higher fuel margins and gallons sold. Fuel gallons sold increased to 108.7 million from 97.8 million in the prior-year period and merchandise sales increased to $94.5 million compared to $89.4 million. On a same store sales basis, fuel gallons sold increased 6.0% and merchandise sales increased 3.5% from first quarter 2014. The increase in same store fuel gallons was primarily driven by improved performance from the large-format store category on a year-over-year basis. At the end of the first quarter 2015, there were a total of 64 large-format stores in the portfolio.

First Quarter 2015 Results | Conference Call Information

Delek US will hold a conference call to discuss its first quarter 2015 results on Wednesday, May 6, 2015 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 4, 2015 by dialing (855) 859-2056, passcode 29419413. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) first quarter earnings conference call that will be held on May 6, 2015 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 360 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: changes in the scope, costs, and/or timing of capital and maintenance projects; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; gains and losses from derivative instruments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	March 31, 2015	December 31, 2014
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$376.4	$444.1
Accounts receivable	191.0	197.0
Inventory	484.6	469.6
Other current assets	114.7	136.7
Total current assets	1,166.7	1,247.4
Property, plant and equipment:
Property, plant and equipment	1,990.4	1,953.2
Less: accumulated depreciation	(489.1)	(509.6)
Property, plant and equipment, net	1,501.3	1,443.6
Goodwill	73.9	73.9
Other intangibles, net	28.2	21.4
Equity method investments	6.0	—
Other non-current assets	120.1	105.1
Total assets	$2,896.2	$2,891.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$412.6	$477.0
Current portion of long-term debt and capital lease obligations	56.4	56.4
Obligation under Supply and Offtake Agreement	186.9	200.9
Accrued expenses and other current liabilities	146.6	122.9
Total current liabilities	802.5	857.2
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	617.8	533.3
Environmental liabilities, net of current portion	8.4	8.5
Asset retirement obligations	9.2	9.2
Deferred tax liabilities	256.4	266.3
Other non-current liabilities	40.7	18.5
Total non-current liabilities	932.5	835.8
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 60,716,957 shares and 60,637,525 shares issued at March 31, 2015 and December 31, 2014, respectively	0.6	0.6
Additional paid-in capital	398.4	395.1
Accumulated other comprehensive loss	(29.2)	(12.6)
Treasury stock, 3,365,561 shares, at cost, as of both March 31, 2015 and December 31, 2014	(112.6)	(112.6)
Retained earnings	706.9	731.2
Non-controlling interest in subsidiaries	197.1	196.7
Total stockholders’ equity	1,161.2	1,198.4
Total liabilities and stockholders’ equity	$2,896.2	$2,891.4

Delek US Holdings, Inc.
Consolidated Statements of Income

	Three Months Ended March 31,

	2015	2014
	(Unaudited)
	(In millions, except share and per share data)
Net sales	$1,150.6	$1,865.7
Operating costs and expenses:
Cost of goods sold	1,006.1	1,643.3
Operating expenses	91.4	98.5
General and administrative expenses	32.7	31.6
Depreciation and amortization	28.3	24.6
Total operating costs and expenses	1,158.5	1,798.0
Operating (loss) income	(7.9)	67.7
Interest expense	10.1	9.6
Interest income	(0.4)	(0.4)
Other income, net	(0.9)	(0.1)
Total non-operating expenses, net	8.8	9.1
(Loss) income from continuing operations before income taxes	(16.7)	58.6
Income tax (benefit) expense	(6.0)	19.3
Net (loss) income	(10.7)	39.3
Net income attributed to non-controlling interest	5.4	5.6
Net (loss) income attributable to Delek	$(16.1)	$33.7
Basic (loss) earnings per share	$(0.28)	$0.57
Diluted (loss) earnings per share	$(0.28)	$0.56
Weighted average common shares outstanding:
Basic	57,289,925	59,248,855
Diluted	57,289,925	59,878,013
Dividends declared per common share outstanding	$0.15	$0.25

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2015	2014
Cash Flow Data	(Unaudited)
Net cash (used in) provided by operating activities	$(39.2)	$63.7
Net cash used in investing activities	(98.9)	(125.4)
Net cash provided by financing activities	70.4	54.6
Net decrease in cash and cash equivalents	$(67.7)	$(7.1)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended March 31, 2015
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$700.7	$338.0	$111.2	$0.7	$1,150.6
Intercompany fees and sales	126.3	—	32.3	(158.6)	—
Operating costs and expenses:
Cost of goods sold	756.9	293.2	108.4	(152.4)	1,006.1
Operating expenses	48.2	32.5	10.8	(0.1)	91.4
Segment contribution margin	$21.9	$12.3	$24.3	$(5.4)	53.1
General and administrative expenses					32.7
Depreciation and amortization					28.3
Operating income					$(7.9)
Total assets	$1,935.2	$450.2	$332.6	$178.2	$2,896.2
Capital spending (excluding business combinations)	$85.0	$1.3	$3.8	$0.6	$90.7

	Three Months Ended March 31, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,255.6	$431.6	$178.2	$0.3	$1,865.7
Intercompany fees and sales	107.2	—	25.3	(132.5)	—
Operating costs and expenses:
Cost of goods sold	1,204.5	393.5	172.2	(126.9)	1,643.3
Operating expenses	57.8	32.2	9.5	(1.0)	98.5
Segment contribution margin	$100.5	$5.9	$21.8	$(4.3)	123.9
General and administrative expenses					31.6
Depreciation and amortization					24.6
Operating income					$67.7
Total assets	$1,958.1	$449.7	$320.7	$207.5	$2,936.0
Capital spending (excluding business combinations)	$101.9	$6.6	$2.3	$3.5	$114.3

Refining Segment	Three Months Ended March 31,
	2015	2014
Tyler Refinery	(Unaudited)
Days operated in period	90	90
Total sales volume (average barrels per day)(1)	23,200	66,033
Products manufactured (average barrels per day):
Gasoline	11,514	37,030
Diesel/Jet	7,359	25,107
Petrochemicals, LPG, NGLs	410	1,947
Other	346	1,770
Total production	19,629	65,854
Throughput (average barrels per day):
Crude oil	18,574	58,276
Other feedstocks	1,470	8,470
Total throughput	20,044	66,746
Per barrel of sales:
Tyler refining margin	$8.32	$17.46
Direct operating expenses	$9.76	$4.65

	Three Months Ended March 31,
	2015	2014
El Dorado Refinery	(Unaudited)
Days in period	90	90
Total sales volume (average barrels per day)(2)	79,140	58,875
Products manufactured (average barrels per day):
Gasoline	40,006	22,572
Diesel	28,440	16,698
Petrochemicals, LPG, NGLs	665	602
Asphalt	8,082	3,029
Other	1,757	529
Total production	78,950	43,430
Throughput (average barrels per day):
Crude oil	76,695	37,459
Other feedstocks	3,380	7,382
Total throughput	80,075	44,841
Per barrel of sales:
El Dorado refining margin	$7.81	$9.59
Direct operating expenses	$3.72	$5.49

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$48.80	$98.60
WTI — Midland crude oil (per barrel)	$47.18	$92.65
US Gulf Coast 5-3-2 crack spread (per barrel)	$14.99	$15.01
US Gulf Coast Unleaded Gasoline (per gallon)	$1.50	$2.62
Ultra low sulfur diesel (per gallon)	$1.69	$2.93
Natural gas (per MMBTU)	$2.87	$5.18

Logistics Segment	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	56,687	26,644
Refined products pipelines to Enterprise Systems	55,929	31,773
SALA Gathering System	21,538	23,113
East Texas Crude Logistics System	19,054	11,031

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(3)	26,956	62,432
West Texas marketing throughputs (average bpd)(4)	16,645	15,999
West Texas marketing margin per barrel	$1.40	$3.57
Terminalling throughputs (average bpd)(5)	66,828	86,600

Retail Segment	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Number of stores (end of period)	360	361
Average number of stores	362	362
Retail fuel sales (thousands of gallons)	108,657	97,807
Retail fuel margin ($ per gallon)	$0.163	$0.124
Merchandise sales (in thousands)	$94,547	$89,399
Merchandise margin %	28.1%	28.4%
Change in same-store fuel gallons sold	6.0%	(1.7)%
Change in same-store merchandise sales	3.5%	5.3%

(1)
Sales volume includes 478 bpd and 736 bpd sold to the logistics segment during the three months ended March 31, 2015 and March 31, 2014, respectively. Sales volume also includes sales of 1,340 bpd and 7,026 bpd of intermediate and finished products to the El Dorado refinery during the three months ended March 31, 2015 and March 31, 2014, respectively. Sales volume excludes 6,091 bpd of wholesale activity during the three months ended March 31, 2015. There was no wholesale activity during the three months ended March 31, 2014.

(2)
Sales volume includes 4,472 bpd and 3,896 bpd of produced finished product sold to the retail segment during the three months ended March 31, 2015 and March 31, 2014, respectively. Sales volume also includes 139 and 2,198 bpd of produced finished product sold to the Tyler refinery during the three months ended March 31, 2015 and March 31, 2014. Sales volume excludes 23,494 bpd and 11,521 bpd of wholesale activity during the three months ended March 31, 2015 and March 31, 2014, respectively.

(3)	Excludes jet fuel and petroleum coke

(4)	Excludes bulk ethanol and biodiesel

(5)
Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals. Throughputs at the El Dorado, Arkansas terminal are for the period from February 10, 2014 through March 31, 2015. Prior to February 10, 2014, the logistics segment did not record revenue for throughput at the El Dorado, Arkansas terminal. Throughputs for the Mount Pleasant Terminal are following its acquisition on October 1, 2014. Barrels per day are calculated for only the days we operated each terminal.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870